EXHIBIT 99.2
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
Board of Directors
BabyUniverse, Inc.
150 South US Highway One, Suite 500
Jupiter, Florida 33477
Ladies and Gentlemen:
We hereby consent to the inclusion of our opinion letter, dated March 13, 2007, to the Board of Directors of BabyUniverse, Inc. (“BabyUniverse”) as Annex C to, and reference thereto under the headings “SUMMARY — Opinion of BabyUniverse’s Financial Advisor” and “BABYUNIVERSE PROPOSAL NO. 1 - APPROVAL OF THE MERGER, ISSUANCE OF SHARES OF BABYUNIVERSE COMMON STOCK IN THE MERGER AND RESULTING CHANGE OF CONTROL OF BABYUNIVERSE — Opinion of BabyUniverse’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving BabyUniverse and eToys Direct, Inc., which proxy statement/prospectus forms a part of BabyUniverse’s Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC
June 14, 2007